Exhibit 99.(a)(1)

CERTIFICATE OF TRUST

OF

POWERSHARES ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST

Dated as of November 6, 2007

The undersigned, the sole trustee of PowerShares Actively Managed Exchange-Traded Fund Trust, desiring to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3810, hereby certifies as follows:

1.                                  The name of the statutory trust is PowerShares Actively Managed Exchange-Traded Fund Trust (the “Trust”).

2.                                  The business address of the registered office of the Trust is Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, DE 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.                                  The Trust will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of this 6th day of November, 2007.

By:	/s/ H. Bruce Bond
H. Bruce Bond
Trustee